UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2023

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	82-1302696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FAT	The Nasdaq Stock Market LLC
Class B Common Stock	FATBB	The Nasdaq Stock Market LLC
Series B Cumulative Preferred Stock	FATBP	The Nasdaq Stock Market LLC
Warrants to purchase Class A Common Stock	FATBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2023, FAT Brands Inc. (the “Company”) entered into written Employment Agreements (the “Employment Agreements”) with each of Kenneth Kuick and Robert Rosen, who began serving as Co-Chief Executive Officers (“Co-CEO’s”) of the Company on May 5, 2023. In addition to their new roles as Co-CEO’s, Mr. Kuick will continue to serve as Chief Financial Officer of the Company and Mr. Rosen will continue to serve as Head of Debt Capital Markets for the Company.

Pursuant to their respective Employment Agreements, Messrs. Kuick and Rosen will each receive an annual base salary of $550,000, subject to annual merit-based increases in the sole discretion of the Board of Directors, and will also be eligible for annual bonuses in the sole discretion of the Board, with a minimum bonus of not less than $270,000 per year. They will also be eligible to receive future awards of equity from time to time in the form of stock options, stock purchase rights and/or restricted stock awards. In the event of a “Change in Control” of the Company (as defined in the Employment Agreements), their respective employment is involuntarily terminated without “cause” (as defined in the Employment Agreements), or either of them resigns for “good reason” (as defined in the Employment Agreements), and in any case other than as a result of death or disability, then 100% of the equity awards that are then unvested will become fully vested. In addition, in the event that their respective employment is terminated by the Company without “cause” or they resign for “good reason”, they will be entitled to receive severance equal to six months (in the case of Mr. Kuick) or 12 months (in the case of Mr. Rosen) of base salary plus a pro-rated bonus for the year in which their employment terminates. The Employment Agreements also entitle Messrs. Kuick and Rosen to participate in the benefit plans or programs that the Company makes available to employees and their families from time to time and receive specified amounts of paid time off per 12-month period.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are filed herewith as Exhibits 10.1 and 10.2 and are incorporated herein by this reference.

As previously announced, Andrew Wiederhorn resigned as Chief Executive Officer of the Company with an effective date of May 5, 2023, and became an outside consultant and strategic advisor to the Company on such date. The Company intends to enter into a written consulting agreement and separation agreement with Mr. Wiederhorn, the terms of which will be announced once such agreements are completed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Agreement, effective as of May 5, 2023, between FAT Brands Inc. and Kenneth Kuick
10.2	Employment Agreement, effective as of May 5, 2023, between FAT Brands Inc. and Robert Rosen
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 10, 2023

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer